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                                                                   EXHIBIT 10.23

                              Employment Agreement

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 1st day of April, 2002, between Highlands Insurance Company, a Texas corporation (the "Company"), and Stephen L. Kibblehouse ("Employee").

         WHEREAS, it is the mutual desire of the Company and Employee that the Company employ Employee on the terms and conditions described in this Agreement.

         Now, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Employee for the Employment Period specified in Section 2 below as Chief Executive Officer and President of the Company and its affiliates. Employee hereby accepts such employment and agrees to diligently and to the best of Employee's abilities perform the duties and services appropriate to such positions and to devote his full business time and efforts to the performance of the duties of such positions, which shall include, but not be limited to, managing the operations of the Company. Employee further agrees to at all times comply with and be subject to such policies and procedures the Company may establish from time to time, so long as such policies and procedures do not violate any applicable laws or regulations.

     2. Employment Period. The period of Employee's employment under this Agreement (the "Employment Period") shall commence on April 1, 2002 and shall end upon the termination of the Employment Period pursuant to Section 6 below.

     3. Compensation.

     (a) As compensation for all services rendered and to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee:

          (i) during the Employment Period, an annual salary (the "Base Annual Salary") of $350,000, and

          (ii) an annual incentive Bonus based on the performance of the Company and its affiliates as measured by the achievement of specified performance objectives. The objectives will be determined by the board of directors of the Company (the "Board of Directors") in its sole discretion

     (b) The Base Annual Salary shall be reviewed no less frequently than annually by the Board of Directors and may be increased upon the approval of the Board of Directors in its sole discretion. The Base Annual Salary shall accrue and be payable in accordance with the payroll practices of the Company as in effect from time to time.

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     4. Other Employment Benefits. During the Employment Period, Employee shall be entitled to such other benefits as are customarily accorded the executives of the Company, including, without limitation, the right to participate in employee benefit programs maintained by the Company, including a health and life insurance program and disability and retirement plans, provided, that nothing contained herein shall be construed to require the Company to establish or maintain any policy or program. Employee will be entitled to five weeks vacation annually.

     5. Expenses. Upon submission of expense vouchers and corresponding receipts and related documentation in accordance with Company policies then in effect, the Company shall promptly reimburse Employee for all reasonable expenses incurred by Employee on behalf of the Company or in accordance with Employee's performance of Employee's duties hereunder including, without limitation, all reasonable travel, entertainment and lodging expenses incurred by Employee in connection with the performance of his duties hereunder.

     6. Termination. The Employment Period may be terminated pursuant to any one or more of the following provisions:

          (a) The Employment Period may be terminated at any time by the Company upon thirty (30) day's prior written notice to Employee or by Employee upon thirty (30) day's prior written notice to the Company. Upon such termination of the Employment Period, all of Employee's rights under Sections 3, 4, and 5 above shall immediately terminate, except that the Company will pay to Employee all amounts accrued in respect of periods prior to such termination. If such termination is by the Company without Cause (as hereinafter defined) or by Employee with Good Reason (as hereinafter defined), the Company shall pay to Employee severance pay in an amount equal to the Base Annual Salary in effect at the time the termination notice was given times one and a half (1.5) (the "Severance Amount"). Such Severance Amount shall at the option of Employee be payable either (i) in installments during the eighteen (18) month period following the Employment Period on the same basis as salary would otherwise be payable to Employee during the Employment Period, or (ii) in a lump sum on the last day of the Employment Period.

          (b) The term "Cause" shall mean (i) fraud, dishonesty or similar willful misconduct on the part of Employee, (ii) a material breach by Employee of any of his representations or obligations under this Agreement (provided that Employee shall first be notified of and be given a reasonable opportunity to cure such breach), (iii) gross negligence by Employee in the performance of the services contemplated by this Agreement, or (iv) conviction of Employee (or the entering of a plea of guilty, nolo contendere or request for deferred adjudication) for fraud, misappropriation, embezzlement, financial misconduct, any felony or any lesser criminal offense which carries a potential penalty of imprisonment for a term of one year or more, whether or not a lesser penalty is assessed. The term "Good Reason" shall mean, without Employee's written consent, (i) any reduction in the amount of the Base Annual Salary, (ii) any material reduction in Employee's title, duties, or responsibilities with the Company, or (iii) the failure of the Board of Directors to discharge an employee of the Company, at the request of Employee, for an act that would constitute "Cause" under clause (i), (iii) or (iv)

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     of the immediately prior sentence, or (iv) a material breach by the Company of its obligations under this Agreement. Notwithstanding the foregoing sentence, the occurrence of any of the events described in the foregoing sentence will not constitute Good Reason unless Employee gives the Company written notice that such event constitutes Good Reason, and the Company thereafter fails to cure the event within thirty (30) days after receipt of such notice.

          (c) If Employee shall terminate his employment with the Company without Good Reason or if the Company shall terminate his employment with the Company for Cause, the Employment Period shall terminate as of the date of such termination, all of Employee's rights under Sections 3, 4 and 5 above shall immediately terminate, and the Company shall pay to Employee only the amount of salary and pro rated portion of any bonus accrued to Employee under this Agreement through the date of such termination without Good Reason or for Cause.

          (d) If during the Employment Period, either (i) Employee shall die or
     (ii) Employee shall be unable to discharge his duties hereunder for a period of four consecutive months, or for a total of six months in any 12-month period, by reason of physical or mental illness, injury or incapacity ("Disability"), and the Company shall give notice to Employee to terminate the Employment Period on account of such Disability, the Employment Period shall end and all of Employee's rights under Sections 3, 4, and 5 above shall immediately terminate. In the case of such termination, the Company shall promptly pay to Employee or Employee's estate or legal representative, as the case may be, the amount of salary and pro rated portion of any bonus accrued to Employee under this Agreement through the date of such termination of the Employment Period and the Severance Amount. In the case of termination because of death, the notice date for computation of the Severance Amount shall be deemed to be the date of death. During any period prior to the termination of the Employment Period in which Employee is unable to discharge his duties hereunder on account of Disability, the Base Annual Salary shall be reduced by the amount of any Company sponsored disability benefits paid to Employee during such period.

          (e) The Severance Amount paid to Employee shall be in consideration of Employee's continuing obligations hereunder after termination of the Employment Period (including, without limitation, Employee's obligations under Section 9 hereof). Employee shall not be under any duty or obligation to seek or accept other employment following a termination of the Employment Period pursuant to which the Severance Amount is owing, and the Severance Amount shall not be reduced by any amounts earned by Employee from subsequent employment or as a self-employed individual during the period the Severance Amount is being paid. Employee's rights under this
     Section 6 are Employee's sole and exclusive rights against the Company or its affiliates under this Agreement and the Company's sole and exclusive liability to Employee under this Agreement, for the termination of his employment relationship with the Company. Employee covenants not to sue or lodge any claim, demand or cause of action against the Company based upon Employee's termination of employment under this Agreement for any moneys other than those specified in Section 6(a) or Section 6(d). If Employee breaches this covenant, the Company shall be entitled to recover from Employee all sums expended by the Company (including costs and attorneys' fees) in connection with such

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suit, claim, demand, or cause of action. If the Company breaches this Agreement,
Employee shall be entitled to recover from Company all sums expended by Employee (including costs and attorneys fees) in connection with a suit, claim, demand, or cause of action to enforce the terms of this Agreement. Nothing contained in
Section 6 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee through the date of termination of Employee's employment under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by the Company.

     7. Representations by Employee. Employee hereby represents and warrants to the Company that (a) Employee's execution and delivery of this Agreement and his performance of his duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, or to terminate, any other agreement to which Employee is a party or by which he is bound, and (b) there are no restrictions, agreements or understandings that would make unlawful Employee's execution or delivery of this Agreement or his employment hereunder.

     8. Taxes and Other Deductions. The Company shall have the right to deduct from any compensation paid to Employee or his estate or legal representative under this Agreement all taxes and other amounts which may be required to be deducted or withheld by law (including, without limitation, income tax withholding and social security payments), whether such laws are now in effect or become effective after the date of this Agreement.

     9. Nonsolicitation; Confidentiality

     (a) During the Employment Period and for an additional period of two years following the Employment Period (the "Restriction Period"), Employee shall not, directly or indirectly, solicit any employee of the Company to terminate his or her employment with the Company.

     (b) During and after the Employment Period, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any Confidential Information. "Confidential Information" means information relating to the processes, products, services, customers, agents or operations of the Company or any affiliate thereof that is not generally known, is proprietary to the Company or such affiliate and is made known to Employee or learned or acquired by Employee while in the employ of the Company. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters that becomes publicly available through no fault of Employee. All materials or articles of information of any kind furnished to Employee by the Company or developed by Employee in the course of his employment hereunder are and shall remain the sole property of the Company; and if the Company requests the return of such information at any time during, upon or after the Employment Period, Employee shall immediately deliver the same to the Company.

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     (c) Employee acknowledges that, in view of the nature of the business in which the Company is engaged, the restrictions contained in Sections 9(a) and 9(b) above (the "Restrictions") are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company, and Employee therefore further acknowledges that, in the event Employee violates, or threatens to violate, any of such Restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled.

     (d) If any Restriction, or any part thereof, shall be determined in any judicial or administrative proceeding to be invalid or unenforceable, the remainder of the Restrictions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions. If the period of time or the area specified in the Restriction Period or the Restrictions shall be determined in any judicial or administrative proceeding to be unreasonable, then the court or administrative body shall have the power to reduce the period of time or the area covered and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

     (e) If Employee violates any of the Restrictions, the applicable Restriction Period shall be tolled from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the reasonable satisfaction of the Company.

     (f) During the Employment Period, Employee may not engage, directly or indirectly, in any other business, investment, or activity which (i) substantially interferes with Employee's performance of his duties hereunder,
(ii) is contrary to the best interests of the Company and its affiliates, or
(iii) requires such portion of Employee's business time as to render compliance with Section 1 impracticable. Employee acknowledges and agrees that Employee owes certain duties to the Company under applicable law and agrees to do no act which would intentionally injure the Company's business, interests or reputation. In keeping with Employee's fiduciary duties to the Company, Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall disclose to the Board of Directors any facts which might reasonably be expected to involve a possible conflict of interest with the Company.

     (g) Employee may not serve on the Board of Directors of any entity other than the Company or its affiliates during the Employment Period without the approval of the Board of Directors in accordance with the Company's policies and procedures regarding such service.

     10. Notices. Any notice or communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express or (d) sent by registered or certified mail, postage prepaid, as follows:

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     (i) If to Employee:

         Stephen L. Kibblehouse
         4700 Frost Lane
         Doylestown, Pennsylvania 18901

     (ii) If to the Company:

         Highlands Insurance Company
         1000 Lenox Drive
         Lawrenceville, NJ  08648
         Attention:  Secretary
         Facsimile Number:  (609) 219-1774

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Either party from time to time may change his or its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and (other than as to the employee benefit plans and practices of the Company) supersedes all prior communications, agreements, understandings, representations and warranties, whether oral or written, between the parties hereto with respect to the subject matter hereof except for the Retention Agreement dated April 6, 2001 between the Company and Employee ("Retention Agreement") which remains in effect. Other than the employee benefit plans and practices of the Company and the Retention Agreement, there are no oral or written agreements, understandings, representations or warranties between the parties hereto with respect to the subject matter hereof other than those set forth in this Agreement.

     12. Assignment and Amendment of Agreement. This Agreement is binding upon the parties hereto and their respective successors and permitted assignees. Because Employee's duties and services hereunder are special, personal and unique in nature, Employee may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement. This Agreement may be modified or amended only by a writing duly executed on behalf of each party hereto.

     13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New Jersey (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such state.

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     14. No Third Party Rights. Except as specifically provided in this
Agreement, this Agreement is not intended and may not be construed to create any rights (including third party beneficiary rights) in any parties other than Employee and the Company, and their respective successors and permitted assignees.

     15. Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interested in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof," "herein", "hereby," hereunder," "hereto," and derivative or similar words will refer to this entire Agreement, (d) the terms "Article" or "Section" will refer to the specified Article or Section of this Agreement, and (e) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list.

     16. Waiver and Remedies. Any term or condition of this Agreement may be waived at any time by the party who or that is entitled to the benefit thereof. Any such waiver will be in writing and will be executed by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

     17. Invalid Provisions. Subject to the provisions of Section 9(d) above, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affective thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of the Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     18. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year first above written.

COMPANY:                            HIGHLANDS INSURANCE COMPANY



                                   By:_______________________________________
                                                 Georgean Wardzinski
                                                 Senior Vice President

EMPLOYEE:                           __________________________________________
                                            Stephen L. Kibblehouse